Exhibit 99.1

ActivIdentity to be Acquired by ASSA ABLOY,

Parent Company of HID Global

ActivIdentity to join the HID Global business unit, advancing the convergence of logical and physical access systems

Fremont, CA, October 11, 2010 — ActivIdentity Corporation, (NASDAQ: ACTI), a global leader in intelligent identity assurance, today announced that the company has entered into a definitive agreement to be acquired by ASSA ABLOY AB, the parent company of HID Global, in a cash transaction at a price of $3.25 per share, or approximately $162 million. This per share price represents a premium of approximately 43% over the closing price of ActivIdentity shares on Friday, October 8, 2010 and a premium of 48% over the 20-day average of closing prices. ActivIdentity will become part of ASSA ABLOY’s HID Global business and ActivIdentity products will provide the foundation for HID Global’s logical access offering.

The acquisition, which is subject to ActivIdentity shareholder approval, applicable regulatory clearances and other customary closing conditions, is expected to close in December 2010.

Commercial and government organizations are faced with ever-changing threats to their information and physical assets and, at the same time, they must deal with a broad range of compliance requirements. Optimizing security while simplifying the user experience and minimizing costs is an enormous challenge that can best be solved by joining logical and physical access capabilities into a single, integrated solution. The combination of ActivIdentity’s suite of identity assurance solutions with HID’s physical and logical access solutions, provides a powerful offering to the market.

“Organizations and their users are burdened with the expense and complexity of redundant identity assurance technologies,” said Grant Evans, chairman and CEO of ActivIdentity. “Now for the first time, customers will be able to benefit from the convergence of physical and logical access control solutions.”

“Through the combined power of HID Global and ActivIdentity, we have a compelling opportunity to finally address the use of a single credential for access to physical and logical domains,” said Denis Hebert, president and CEO of HID Global. “ActivIdentity is a strong complement to our identity and access management solutions, enabling us to add a new dimension in our ability to deliver value to our customers.”

Foros Securities LLC acted as exclusive financial adviser to ActivIdentity.  Wilson Sonsini Goodrich & Rosati, P.C. acted as counsel to ActivIdentity.

About ActivIdentity

ActivIdentity Corporation is a global leader in strong authentication and credential management, providing solutions to confidently establish a person’s identity when interacting digitally. For more than two decades the company’s experience has been leveraged by security-minded organizations in banking and finance, government and enterprises of all sizes. The company’s customers have issued more than 100 million credentials, securing the holder’s digital identity. ActivIdentity is headquartered in Silicon Valley, California. For more information, visit www.actividentity.com.

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ActivIdentity is a registered trademark in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Additional Information

ActivIdentity intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger.  The proxy statement will be mailed to the stockholders of ActivIdentity.  Before making any voting or investment decision with respect to the merger, investors and stockholders of ActivIdentity are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, ActivIdentity, HID Global and Assa Abloy.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ActivIdentity at its corporate website at www.ActivIdentity.com under Corporate/Investor Relations or by calling the investor relations department at (510)574-0100 or by writing to ActivIdentity Corporation, 6623 Dumbarton Circle, Fremont, California 94555, Attn: Investor Relations.

ActivIdentity and its officers and directors may be deemed to be participants in the solicitation of proxies from ActivIdentity’s stockholders with respect to the merger.  A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning ActivIdentity’s directors and executive officers is set forth in ActivIdentity’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on February 22, 2010.  These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to ActivIdentity’s Investor Relations page on its corporate website at www.ActivIdentity.com.

Safe Harbor Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the benefits to ActivIdentity and HID Global customers of the combination of physical and logical access solutions and the expected closing of Assa Abloy’s acquisition of ActivIdentity.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, changes to the preliminary financial results upon completion of our quarterly and fiscal year financial statements and associated audit, risks and uncertainties arising from the possibility that the closing of the transaction with Assa Abloy may be delayed or may not occur and such other risks as identified in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements.  ActivIdentity assumes no obligation to update any forward-looking statement contained in this press release.

Press Contact:

Donna Candelori

Director, Corporate Marketing

T +1 510.574.1783

dcandelori@actividentity.com

Investor Contact:
Jacques Kerrest
Chief Financial Officer
ActivIdentity
T +1 510.574.1792
jkerrest@actividentity.com